Exhibit 99.1

Severance Plan Benefits for Section 16 Officers** 1 Current Section 16 officers: CEO, CFO, EVP Sustainable Supply, Ethnobotanical Research and IP Proposed Severance Benefits: One year annual salary (i) for termination of employment not for cause or (ii) for change of control (i.e., acquisition and not offered comparable job) after current preference hurdles (i.e. preferred stock liquidation preference or redemptions) have been met. Accelerated vesting of 100% of stock options and extended exercise date of one year COBRA for one year **- Severance for change of control for the various bands of employees was approved in 2017 by the Board of Directors

Severance Plan Benefits for Board of Directors– management recommendation 2 Proposed Severance Benefits: Accelerated vesting of 100% of stock options and extended exercise date of one year (i) for termination of directorship not for cause or (ii) for change of control (i.e., acquisition and not offered comparable board position)